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                                FONAR CORPORATION

Fonar MRI news @ aol . com                               Inventor of MR Scanning
For    Immediate   Release                               An   ISO  9001  Company

Contact:    Daniel  Culver                               110    Marcus     Drive
Director of Communications                               Melville,   N.Y.  11747
Web site:    www.fonar.com                               Tel:    (631)  694-2929
Email:invest2008@fonar.com                               Fax:    (631)  390-1709
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              FONAR Reports Fiscal 2008 Year-End Financial Results

MELVILLE, NEW YORK, October 6, 2008 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), today announced its financial results for the fourth quarter and full year of fiscal 2008 which ended June 30, 2008.

The fiscal 2008 net loss decreased 47.1% to $13.5 million as compared to a net loss for fiscal Year 2007 of $25.5 million. The net loss per share (basic and diluted) for fiscal 2008 was ($2.76), as compared to a net loss per share (basic and diluted) of ($5.29) during fiscal 2007.

Revenues increased by 7.1% to $35.6 million for fiscal 2008 as compared to $33.2 million for fiscal 2007. Service and repair fees revenue showed the largest change with an improvement of 10.2% in fiscal 2008 to $11.0 million from $10.0 million in fiscal 2007. The increase was due to the initiation of service contract agreements from recent installations of FONAR UPRIGHT(R) Multi-Position(TM) MRI units.

In fiscal 2008 the Company reduced Research and Development (R&D) and Selling, General and Administrative expenses (SG&A) by an overall 15.4%. R&D decreased 12.0% from $5.7 million in fiscal 2007 to $5.0 million in fiscal 2008, while SG&A declined 16.1% from $24.3 million in fiscal 2007 to $20.4 million in fiscal 2008.

Total costs related to revenues also decreased by 6.6% from $26.7 million in fiscal 2007 to $24.8 million in fiscal 2008.

At June 30, 2008, total assets were $35.2 million, total current assets were $22.0 million, total cash and marketable securities were $2.4 million, total current liabilities were $38.0 million, and total long-term liabilities were $1.4 million.

FONAR has scheduled an annual meeting on November 17, 2008 for the current and previous year. On July 8, 2008, the Company received a letter from The NASDAQ Stock Market, LLC, indicating it was not in compliance with Marketplace Rules 4350(e) and 4350(g) due to the fact that it had not solicited proxies and held its annual meeting required to be held during the fiscal year ended June 30, 2008. As a result, the notice indicated that the Company's securities would be subject to delisting from The NASDAQ Stock Market unless the Company requested a hearing before a NASDAQ Listing Qualifications Panel. On July 15, 2008, the Company requested a hearing with the NASDAQ Listing Qualifications Panel which was subsequently held on August 28, 2008 with no decision rendered. In the interim, the Company continues to trade on The NASDAQ Stock Market.

Since the introduction of the FONAR UPRIGHT(R) Multi- Position(TM) MRI in 2001 and as of June 30, 2008, the Company had sold 162 UPRIGHT(R) Multi-Position(TM) MRIs and installed 128. As of June 30, 2008, the backlog is at $36.5 million.

During fiscal 2008, FONAR opened up two new international markets with its first sales of the FONAR UPRIGHT(R) Multi-Position(TM) MRI to the nations of Canada and Australia.

A landmark independent study by the UCLA School of Medicine was reported during the past year. In the Proceedings of the 22nd Annual Meeting of the North American Spine Society (NASS) [The Spine Journal 7 (2007) 1S-163S, October 23-27, 2007, Austin, Texas], the University of California, Los Angeles (UCLA) School of Medicine presented four scientific papers comparing the visualization of spine pathology by Dynamic(TM) MRI to images obtained by Static MRI. Studies were performed utilizing the FONAR UPRIGHT(R) Multi- Position(TM) MRI scanner in conjunction with the image analysis software developed by True MRI for the FONAR UPRIGHT(R) MRI. The software provides comprehensive "quantitative measurements" of spinal structures in both the Dynamic(TM) and static positions.

The key findings of the UCLA study were: The "Miss Rate" of spinal dislocations (spondylolistheses) by static only MRI without flexion and extension imaging at the critical L4-5 segment was 35.1%; The "Miss Rate" by static only MRI at the L3-4 segment was even higher at 38.7%; The overall static MRI "Miss Rate" in the absence of flexion and extension was 18.1%.

In May 2008,  at the Annual  Meeting of the American  College of Spine  Surgeons
(ACSS) held in California, attendees heard Jeffrey Wang, M.D., chief, orthopaedic spine service, UCLA Comprehensive Spine Center, the lead researcher from the UCLA School of Medicine studies, speak about the research.

In the Journal of Neurosurgery: Spine, December 2007, Volume 7 a peer-reviewed paper was published that demonstrated the value of UPRIGHT(R) imaging in evaluating the extent of brain hypermobility in Chiari malformation patients. The study was performed by physicians from The Chiari Institute, North Shore-Long Island Jewish Health Systems.

Commenting on the 2008 fiscal year results, Raymond Damadian, president and chairman of FONAR said, "During the first six months of fiscal 2008 we had an ample amount of sales activity for our FONAR UPRIGHT(R) Multi- Position(TM) MRI. However, except for international activity, it diminished somewhat during the second half of the fiscal year. It appears that this was the case throughout the MRI industry in the United States in general and appeared to be the consequence of the shortage of available credit from the current nationwide credit insufficiency. We believe this will result in a pent-up demand for the FONAR UPRIGHT(R) Multi-Position(TM) MRI."

Dr. Damadian continued, "In recent months we have stepped up a program to cut costs and expect this to have its impact felt during the first fiscal quarter of 2009. Most importantly, besides marketing UPRIGHT(R) Multi- Position(TM) MRI scanners to system purchasers, we have enhanced our marketing activities to consumers burdened by back pain, informing them of the importance of obtaining UPRIGHT(R) Multi-Position(TM) MRI analysis of their backs before any surgical intervention is contemplated."


                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                           For the Years ended
                                    --------------------------------
                                    June 30, 2008      June 30, 2007
                                    -------------      -------------
          Revenues                  $ 35,568,833       $ 33,211,932
          Net Income (Loss)         $(13,508,367)      $(25,538,867)
          Basic & Diluted Earnings
          (Loss) per Share             $(2.76)          $(5.29)

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The Inventor of MR Scanning(TM),  Full Range of Motion(TM),  True Flow(TM),  The
Proof  is  in  the  Picture(TM),   Dynamic(TM),   pMRI(TM),   Multi-Position(TM)
Spondylography(TM) and Spondylometry(TM) are trademarks, and UPRIGHT(R) and STAND-UP(R) are registered trademarks of FONAR Corporation.

            Be sure to visit FONAR's Website for product and investor
                           information: www.fonar.com
                                       ###

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.

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